Exhibit 99.1

Corium Prices Offering of $100 Million of 5% Convertible Senior Notes

MENLO PARK, Calif., March 1, 2018 (GLOBE NEWSWIRE) – Corium International, Inc. (Nasdaq: CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced the pricing of its offering of $100,000,000 aggregate principal amount of 5% Convertible Senior Notes due 2025 (the “notes”) in a private offering to qualified institutional buyers pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Corium also granted the initial purchaser of the notes a 13‑day option to purchase up to an additional $20,000,000 aggregate principal amount of notes. The sale of the notes is expected to close on March 5, 2018, subject to customary closing conditions.

Cantor Fitzgerald & Co. is acting as the sole manager for the offering.

The notes will be senior, unsecured obligations of Corium, and interest of 5% per year will be payable semi-annually in arrears. The notes will mature on March 15, 2025 and be convertible, at the option of the holders, into shares of Corium’s common stock. The initial conversion rate will be 58.0552 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $17.22 per share).

Upon the occurrence of a fundamental change (as defined in the indenture relating to the notes), holders of the notes will have the right to require Corium to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date. In certain circumstances, Corium will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date.

Corium intends to use approximately $56 million to repay in full its outstanding borrowings under its term loan agreement with CRG, and the remainder for working capital and other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Corium’s common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The notes and any shares of Corium’s common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company’s broad experience with advanced transdermal and transmucosal delivery systems.  Corium has multiple proprietary programs in preclinical and clinical development, focusing primarily on the treatment of neurological disorders, with lead programs in Alzheimer’s disease.  Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Mayne Pharma and Procter & Gamble.  The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins.  In addition to its proprietary Alzheimer’s program, the company’s late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics and additional transdermal products that are being developed with other partners.  For further information, please visit www.coriumintl.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the timing and closing of Corium’s offering of the notes and expected use of net proceeds of the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Forward-looking statements are based on management’s current expectations and projections and are subject to risks and uncertainties, which may cause actual events and results to differ materially from the statements contained herein. Factors that may contribute to such differences include, but are not limited to, risks related to whether Corium will close the offering of the notes on the expected date, or at all, prevailing market and other general economic conditions, whether Corium will be able to satisfy the conditions required to close any sale of the notes, and the fact that Corium’s management will have broad discretion in the use of the proceeds from any sale of the notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Corium’s business and results, please review the “Risk Factors” described in Corium’s Annual Report on Form 10‑K for the year ended September 30, 2017 and Quarterly Report on Form 10‑Q for the quarterly period ended December 31, 2017 filed with the Securities and Exchange Commission (the “SEC“) and in Corium’s other filings from time to time with the SEC. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as may be required by law, Corium does not intend, and undertakes no duty, to update any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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